Exhibit 99.1
For investor information contact:
Heidi Flannery, Investor Relations
(510) 743-1718
investor@volterra.com
Volterra Announces Appointment of Intel Executive Mike Burns as Vice President
and Chief Financial Officer, to Succeed Company Founder Greg Hildebrand
FREMONT, Calif., August 15, 2007 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced the appointment of Intel finance executive Mike Burns to the position of Vice President and Chief Financial Officer, and the resignation of Greg Hildebrand as Vice President of Finance and Chief Financial Officer. Mr. Burns’ employment shall commence on, and Mr. Hildebrand’s resignation shall be effective as of Monday, August 20, 2007.
“I am excited that Mike is joining our executive management team,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “Mike brings 18 years of financial management experience to the CFO role, and we believe he has gained the skills and experience from his tenure at Intel that we need to further drive Volterra’s growth as a world-class semiconductor organization.”
Prior to joining Volterra, Mr. Burns, 41, had a successful 15 year career at Intel Corporation where he held several key positions in the United States and overseas, including as the assistant treasurer of Intel Corporation and most recently as the finance director and controller of Intel Capital. Prior to joining Intel, Mr. Burns worked in public accounting. Mr. Burns earned his B.A. in economics and M.S. in industrial engineering from Stanford University, and his M.B.A. from the University of California at Berkeley’s Haas School of Business.
Regarding the resignation of Mr. Hildebrand, Mr. Staszak went on to say, “We are all very saddened and disappointed that Greg has decided to leave Volterra. He was one of the founders of the company and was instrumental in getting us to where we are today. We wish him all the best. ”
“I am very proud of Volterra’s accomplishments over the last decade and I wish everyone at Volterra continued great success,” said Mr. Hildebrand. “For 11 years, I have been blessed with tremendous opportunities at Volterra, but I have decided the time is now right for me to move on to new and different challenges.”
Mr. Hildebrand shall continue as a Volterra employee in the near term in a non-executive capacity, to assist with the transfer of responsibilities to Mr. Burns and to help manage the Company’s financial activities during this transition period.
About Volterra Semiconductor Corporation
Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.
Forward-Looking Statements:
This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.